Exhibit 4.7

SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE dated as of March 13, 2015 (this “Second Supplemental Indenture”) is by and among NorthStar Realty Finance Corp., a Maryland Corporation (the “Predecessor Company”), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Successor Company”), and Wilmington Trust Company, as Trustee under the Indenture referred to below.
PRELIMINARY STATEMENTS
WHEREAS, the Predecessor Company and the Trustee are parties to that certain Junior Subordinated Indenture, dated as of March 10, 2006 (the “Original Indenture”) and that certain First Supplemental Indenture, dated as of June 30, 2014 (the “First Supplemental Indenture” and together with the Original Indenture and this Second Supplemental Indenture, as supplemented and amended, the “Indenture”), relating to the issuance of the Predecessor Company’s Junior Subordinated Notes due 2036 (the “Securities”);
WHEREAS, the Predecessor Company is transferring its assets substantially as an entirety to the Successor Company (the “Asset Transfer”);
WHEREAS, Sections 8.1, 8.2 and 9.1 of the Indenture authorize the Successor Company and the Trustee, without the consent of any Holder, to enter into a supplemental indenture to evidence the Successor Company’s succession to the Predecessor Company as Issuer and the assumption by the Successor Company of the covenants of the Predecessor Company as Issuer contained in the Indenture;
WHEREAS, the Board of Directors of the Predecessor Company in its capacity as general partner of the Successor Company has authorized the Successor Company to enter into this Second Supplemental Indenture with the Trustee, and the Trustee has received an Officer’s Certificate and an opinion of counsel, each containing the statements required by the Indenture to be set forth therein;
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Predecessor Company, the Successor Company and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    General. Except as provided herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Indenture.

ARTICLE II
AGREEMENT OF THE PARTIES
Section 2.01    Assumption of Obligations; Substitution.
(a)     Pursuant to, and in compliance and accordance with, Section 8.1 of the Indenture and simultaneously with the effectiveness of the Asset Transfer, the Successor Company hereby expressly assumes the due and punctual payment of the principal of, and any premium and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Predecessor Company as Issuer under the Indenture.
(b)    Pursuant to Section 8.2 of the Indenture and simultaneously with the effectiveness of the Asset Transfer, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture, with the same effect as if the Successor Company had been named as the Issuer in the Indenture.
ARTICLE III
AGREEMENT OF PARTIES
Section 3.01    Effectiveness of Construction. This Second Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
Section 3.02    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Original Indenture and the First Supplemental Indenture shall remain in full force and effect.
Section 3.03    Effect of Headings. The Article and Section Headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04    Benefits of the Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors hereunder or the Holders of Securities any benefit or any legal or equitable right, remedy or claim under the Original Indenture and the First Supplemental Indenture, as supplemented hereby.
Section 3.05    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 3.06    Binding Effect. This Second Supplemental Indenture shall be binding upon the parties hereto and their respective successors and assigns.

Section 3.07    The Trustee. The recitals in this Second Supplemental Indenture are made by the Successor Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Successor Company, or the validity or sufficiency of this Second Supplemental Indenture. The Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.
Section 3.08    Supplemental Indenture May Be Executed in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.
NORTHSTAR REALTY FINANCE CORP.

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By: NorthStar Realty Finance Corp., its sole general     partner

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

WILMINGTON TRUST COMPANY, as Trustee

By:    /s/ Michael H. Wass
    Name: Michael H. Wass
    Title: Assistant Vice President

Signature Page for the Second Supplemental Indenture to the
Junior Subordinated Indenture dated March 10, 2006